EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

November 18, 2010

SEARS HOLDINGS REPORTS THIRD QUARTER RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its third quarter 2010 results. In summary, we reported:

•	Net losses attributable to Holdings’ shareholders for the quarter of $218 million, or $1.98 per diluted share, in 2010 and $127 million, or $1.09 per diluted share, in 2009;

•	Adjusted EBITDA for the quarter of $(38) million, as compared to $161 million in the third quarter last year due to declines in our Sears segments;

•	Kmart continued to improve profitability as Adjusted EBITDA increased by $24 million and gross margin rate increased 90 basis points over the third quarter last year; and

•	Holdings issued $1.25 billion of term debt and had no borrowings outstanding on our domestic revolving credit facility (our “revolver”) at the end of the quarter as compared to $1.3 billion last year.

“While Kmart improved profitability, our third quarter results were disappointing, in large part due to lower sales of apparel and appliances at Sears,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “Our seasonal apparel sales were down, with the unusually warm weather being a contributing factor. Additionally, during the quarter we reduced our usage of short-term borrowings as we issued $1.25 billion of 6 5/8% senior secured notes. As such, we had no borrowings outstanding on the revolver in contrast to last year’s balance of $1.3 billion.”

Third Quarter Revenues and Comparable Store Sales

Total revenues decreased $512 million to $9.7 billion for the quarter ended October 30, 2010, as compared to total revenues of $10.2 billion for the quarter ended October 31, 2009. The decline in total revenue for the quarter was primarily a result of a 4.8% decrease in domestic comparable store sales and the effect of having fewer Kmart and Sears Full-line stores in operation, partially offset by an increase of $54 million due to changes in the Canadian foreign exchange rate.

The domestic comparable store sales decrease included declines of 0.7% at Kmart and 8.2% at Sears Domestic. Kmart’s quarterly decrease in comparable store sales was primarily driven by the food and consumables and pharmacy categories. The decline in these categories was partially offset by increases in the apparel, toys, consumer electronics and sporting goods categories.

Sears Domestic’s sales decline was primarily driven by declines in the home appliances, apparel, and consumer electronics categories, all of which experienced a greater decrease in the month of October. Sears footwear, jewelry, home categories and tires experienced comparable store sales growth during the quarter. The decline in sales of home appliances primarily resulted from overall softness in the appliance market, a lower average selling price realized during the quarter and the effects of delays in transition to new Kenmore products during the quarter. Both Sears and Lands’ End experienced declines in their seasonal apparel businesses with the unseasonably warm weather being a contributing factor.

Operating Loss

Holdings’ operating loss for the quarter was $292 million in 2010 and $106 million in 2009. The increase in our operating loss of $186 million was primarily the result of a decline in sales coupled with a margin rate reduction of 80 basis points, which resulted in a decrease in our gross margin of $214 million. Sears Domestic’s gross margin rate decreased 130 basis points mainly due to reduced margins in home services and appliances, while Sears Canada’s gross margin rate declined 280 basis points during the quarter due to increased promotional and clearance markdowns. These declines were partially offset by an increase in gross margin rate of 90 basis points at Kmart in part because of an increase in sales of higher margin categories such as apparel and sporting goods.

Selling and administrative expenses were slightly lower than last year even though we incurred incremental expenses of $30 million related to our continued investment in our multi-channel capabilities and the continued promotion of our Shop Your Way Rewards program, as well as an increase of $12 million due to changes in the Canadian foreign exchange rate. Operating income for the third quarter of 2010 and 2009 includes expenses of $35 million and $54 million, respectively, related to domestic pension plans, store closings and severance. The impact these and other items had on our operating income and earnings is summarized in the attached schedule, “Adjusted Earnings per Share,” which provides a reconciliation from GAAP results to our adjusted earnings amounts, including adjusted earnings per diluted share.

Financial Position

During the third quarter, we executed a number of transactions, which reduced our reliance on our revolver. These transactions included:

•

On September 10, 2010, our Sears Canada subsidiary entered into a five-year CAD $800 million credit facility. At October 30, 2010, Sears Canada had drawn approximately CAD $480 million on the facility, and including letters of credit, had a remaining capacity of approximately CAD $310 million.

•

On September 15, 2010, Sears Holdings and Sears Canada executed an inter-company loan whereby Sears Holdings borrowed $389 million from Sears Canada. Sears Holdings used the loan proceeds to fund its seasonal working capital build for the holiday selling season, thereby reducing borrowings on its credit facility. The inter-company loan was repaid in full to Sears Canada on November 12, 2010.

•	On October 12, 2010, Sears Holdings issued $1.25 billion of 6 5/8% senior secured notes due 2018. Holdings domestic pension plan purchased $250 million of these notes.

Largely because of these transactions, there were no borrowings outstanding on our revolver at the end of the third quarter in 2010, in contrast to the third quarter 2009 when we had $1.3 billion of borrowings outstanding. We had $558 million of letters of credit outstanding on the revolver at the end of the quarter, leaving remaining availability of $1.9 billion. We finished the third quarter with total debt (consisting of short-term borrowings, long-term debt and capitalized lease obligations) of $4.0 billion, up from $3.8 billion at October 31, 2009.

We had cash balances of $806 million at October 30, 2010 ($521 million domestic and $285 million at Sears Canada), as compared to balances of $1.5 billion at October 31, 2009 and $1.7 billion at January 30, 2010. Uses of cash during the first nine months of the year included $560 million for the purchase of additional interest in Sears Canada, repayments of long-term debt of $468 million, $317 million for share repurchases, contributions to our pension and post-retirement benefit plans of $253 million, and cash used to fund seasonal increases in working capital.

Merchandise inventories at October 30, 2010 were $11.2 billion, as compared to $10.8 billion at October 31, 2009. Domestic inventory increased approximately $300 million from $9.9 billion at October 31, 2009 to $10.2 billion at October 30, 2010. The increase was primarily at Kmart and was due to increased investment in the better performing apparel, toys, footwear and sporting good categories, as well as higher inventory balances for items on layaway. Sears Domestic inventory increased due to layaway and increases in tire and appliance merchandise, partially offset by lower consumer electronics balances. Sears Canada’s inventory levels increased approximately $125 million from October 31, 2009 to $993 million at October 30, 2010 primarily due to the change in exchange rates, lower third quarter sales and the timing of merchandise receipts.

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Share Repurchase

During the 13- and 39- week periods ended October 30, 2010, we repurchased common shares at a total cost of $44 million and $317 million, respectively, under our share repurchase program. Our repurchases for the 13- and 39- week periods ended October 30, 2010 were made at average prices of $61.35 and $73.21 per share, respectively. During the first three quarters of fiscal 2010, we repurchased a total of 4.3 million shares. At October 30, 2010, we had remaining authorization to repurchase $264 million of common shares under the share repurchase program. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as net loss attributable to Sears Holdings Corporation appearing on the statements of operations excluding income attributable to noncontrolling interest, income tax benefit, interest expense, interest and investment income, other loss, depreciation and amortization and gains on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/losses on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

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Adjusted EBITDA was determined as follows:

	13 Weeks Ended		39 Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net loss attributable to SHC per statement of operations	$(218)	$(127)	$(241)	$(195)
Income attributable to noncontrolling interest	3	15	9	31
Income tax benefit	(147)	(66)	(151)	(94)
Interest expense	77	72	213	194
Interest and investment income	(7)	(5)	(28)	(24)
Other loss	—	5	9	52

Operating loss	(292)	(106)	(189)	(36)
Depreciation and amortization	219	224	661	678
Gain on sales of assets	—	(11)	(53)	(70)

Before excluded items	(73)	107	419	572

Domestic pension expense	31	44	88	128
Closed store reserve and severance	4	10	13	88

Adjusted EBITDA as defined	$(38)	$161	$520	$788

% to revenues	(0.4)%	1.6%	1.7%	2.6%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Kmart	$(15)	$(39)	(0.4)%	(1.1)%
Sears Domestic	(81)	86	(1.6)%	1.6%
Sears Canada (1)	58	114	5.0%	9.4%

Total Adjusted EBITDA	$(38)	$161	(0.4)%	1.6%

(1)	Third quarter EBITDA in Canadian dollars was $60 million in 2010 and $122 million in 2009.

	39 Weeks Ended
	Adjusted EBITDA		% To Revenues
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Kmart	$133	$23	1.3%	0.2%
Sears Domestic	206	512	1.3%	3.1%
Sears Canada (1)	181	253	5.4%	7.9%

Total Adjusted EBITDA	$520	$788	1.7%	2.6%

(1)	The first nine months EBITDA in Canadian dollars was $187 million in 2010 and $290 million in 2009.

Quarterly Report on Form 10-Q

For a detailed discussion of the Company’s financial results, please see the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and posted to the Company’s website at http://www.searsholdings.com.

4

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the third quarter of fiscal 2010. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims, including proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2010 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 12 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

5

Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended		39 Weeks Ended
millions, except per share data	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
REVENUES
Merchandise sales and services	$9,678	$10,190	$30,182	$30,796

COSTS AND EXPENSES
Cost of sales, buying and occupancy	7,121	7,419	21,972	22,357
Gross margin dollars	2,557	2,771	8,210	8,439
Gross margin rate	26.4%	27.2%	27.2%	27.4%

Selling and administrative	2,630	2,664	7,791	7,867
Selling and administrative expense as a percentage of total revenues	27.2%	26.1%	25.8%	25.5%

Depreciation and amortization	219	224	661	678
Gain on sales of assets	—	(11)	(53)	(70)

Total costs and expenses	9,970	10,296	30,371	30,832

Operating loss	(292)	(106)	(189)	(36)
Interest expense	(77)	(72)	(213)	(194)
Interest and investment income	7	5	28	24
Other loss	—	(5)	(9)	(52)

Loss before income taxes	(362)	(178)	(383)	(258)
Income tax benefit	147	66	151	94

Net loss	(215)	(112)	(232)	(164)
Income attributable to noncontrolling interest	(3)	(15)	(9)	(31)

NET LOSS ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(218)	$(127)	$(241)	$(195)

LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted loss per share	$(1.98)	$(1.09)	$(2.15)	$(1.64)

Diluted weighted average common shares outstanding	109.9	116.9	112.3	119.2

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	October 30, 2010	October 31, 2009	January 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$790	$1,468	$1,689
Restricted cash	16	59	11
Receivables	688	844	652
Merchandise inventories	11,226	10,805	8,705
Prepaid expenses and other current assets	403	395	381

Total current assets	13,123	13,571	11,438

Property and equipment, net	7,448	7,758	7,709
Goodwill	1,392	1,392	1,392
Trade names and other intangible assets	3,156	3,225	3,208
Other assets	926	1,229	1,061

TOTAL ASSETS	$26,045	$27,175	$24,808

LIABILITIES
Current liabilities
Short-term borrowings	$968	$1,603	$325
Current portion of long-term debt and capitalized lease obligations	499	369	482
Merchandise payables	4,616	4,495	3,335
Unearned revenues	983	1,016	1,012
Accrued expenses and other current liabilities	3,616	3,783	3,632

Total current liabilities	10,682	11,266	8,786

Long-term debt and capitalized lease obligations	2,570	1,831	1,698
Pension and post-retirement benefits	2,055	2,001	2,271
Other long-term liabilities	2,360	2,752	2,618

Total Liabilities	17,667	17,850	15,373

Total Equity	8,378	9,325	9,435

TOTAL LIABILITIES AND EQUITY	$26,045	$27,175	$24,808

Total common shares outstanding	110.0	115.6	114.8

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended October 30, 2010
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,381	$5,142	$1,155	$9,678

Cost of sales, buying and occupancy	2,586	3,723	812	7,121
Gross margin dollars	795	1,419	343	2,557
Gross margin rate	23.5%	27.6%	29.7%	26.4%

Selling and administrative	814	1,531	285	2,630
Selling and administrative expense as a percentage of total revenues	24.1%	29.8%	24.7%	27.2%
Depreciation and amortization	37	159	23	219
Gain on sales of assets	—	—	—	—

Total costs and expenses	3,437	5,413	1,120	9,970

Operating income (loss)	$(56)	$(271)	$35	$(292)

Number of:
Kmart Stores	1,312	—	—	1,312
Full-Line Stores	—	894	122	1,016
Specialty Stores	—	1,340	334	1,674

Total Stores	1,312	2,234	456	4,002

	13 Weeks Ended October 31, 2009
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,476	$5,507	$1,207	$10,190

Cost of sales, buying and occupancy	2,690	3,914	815	7,419
Gross margin dollars	786	1,593	392	2,771
Gross margin rate	22.6%	28.9%	32.5%	27.2%

Selling and administrative	830	1,556	278	2,664
Selling and administrative expense as a percentage of total revenues	23.9%	28.3%	23.0%	26.1%
Depreciation and amortization	37	162	25	224
Gain on sales of assets	(9)	(2)	—	(11)

Total costs and expenses	3,548	5,630	1,118	10,296

Operating income (loss)	$(72)	$(123)	$89	$(106)

Number of:
Kmart Stores	1,343	—	—	1,343
Full-Line Stores	—	912	122	1,034
Specialty Stores	—	1,268	269	1,537

Total Stores	1,343	2,180	391	3,914

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	39 Weeks Ended October 30, 2010
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$10,594	$16,251	$3,337	$30,182

Cost of sales, buying and occupancy	8,043	11,596	2,333	21,972
Gross margin dollars	2,551	4,655	1,004	8,210
Gross margin rate	24.1%	28.6%	30.1%	27.2%

Selling and administrative	2,426	4,542	823	7,791
Selling and administrative expense as a percentage of total revenues	22.9%	27.9%	24.7%	25.8%
Depreciation and amortization	109	479	73	661
Gain on sales of assets	(6)	(47)	—	(53)

Total costs and expenses	10,572	16,570	3,229	30,371

Operating income (loss)	$22	$(319)	$108	$(189)

Number of:
Kmart Stores	1,312	—	—	1,312
Full-Line Stores	—	894	122	1,016
Specialty Stores	—	1,340	334	1,674

Total Stores	1,312	2,234	456	4,002

	39 Weeks Ended October 31, 2009
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$10,825	$16,780	$3,191	$30,796

Cost of sales, buying and occupancy	8,352	11,821	2,184	22,357
Gross margin dollars	2,473	4,959	1,007	8,439
Gross margin rate	22.8%	29.6%	31.6%	27.4%

Selling and administrative	2,489	4,616	762	7,867
Selling and administrative expense as a percentage of total revenues	23.0%	27.5%	23.9%	25.5%
Depreciation and amortization	109	495	74	678
Gain on sales of assets	(19)	(6)	(45)	(70)

Total costs and expenses	10,931	16,926	2,975	30,832

Operating income (loss)	$(106)	$(146)	$216	$(36)

Number of:
Kmart Stores	1,343	—	—	1,343
Full-Line Stores	—	912	122	1,034
Specialty Stores	—	1,268	269	1,537

Total Stores	1,343	2,180	391	3,914

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions	October 30, 2010				October 31, 2009
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(56)	$(271)	$35	$(292)	$(72)	$(123)	$89	$(106)
Depreciation and amortization	37	159	23	219	37	162	25	224
Gain on sales of assets	—	—	—	—	(9)	(2)	—	(11)

Before excluded items	(19)	(112)	58	(73)	(44)	37	114	107

Closed store reserve and severance	4	—	—	4	5	5	—	10
Domestic pension expense	—	31	—	31	—	44	—	44

Adjusted EBITDA as defined	$(15)	$(81)	$58	$(38)	$(39)	$86	$114	$161

% to revenues	-0.4%	-1.6%	5.0%	-0.4%	-1.1%	1.6%	9.4%	1.6%

	39 Weeks Ended
millions	October 30, 2010				October 31, 2009
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$22	$(319)	$108	$(189)	$(106)	$(146)	$216	$(36)
Depreciation and amortization	109	479	73	661	109	495	74	678
Gain on sales of assets	(6)	(47)	—	(53)	(19)	(6)	(45)	(70)

Before excluded items	125	113	181	419	(16)	343	245	572

Closed store reserve and severance	8	5	—	13	39	41	8	88
Domestic pension expense	—	88	—	88	—	128	—	128

Adjusted EBITDA as defined	$133	$206	$181	$520	$23	$512	$253	$788

% to revenues	1.3%	1.3%	5.4%	1.7%	0.2%	3.1%	7.9%	2.6%

Sears Holdings Corporation

Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended October 30, 2010
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Canadian Dividend Tax Impact	As Adjusted
Cost of sales, buying and occupancy impact	$7,121	$—	$(3)	$—	$—	$7,118
Selling and administrative impact	2,630	(31)	(1)	—	—	2,598
Operating loss impact	(292)	31	4	—	—	(257)
Other income (loss) impact	—	—	—	(1)	—	(1)
Income tax benefit impact	147	(12)	(1)	—	9	143
Noncontrolling interest impact	(3)	—	—	—	—	(3)
After tax and noncontrolling interest impact	(218)	19	3	(1)	9	(188)
Diluted loss per share impact	$(1.98)	0.18	0.02	(0.01)	0.08	$(1.71)

	13 Weeks Ended October 31, 2009
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Gains	As Adjusted
Cost of sales, buying and occupancy impact	$7,419	$—	$(5)	$—	$7,414
Selling and administrative impact	2,664	(44)	(5)	—	2,615
Operating loss impact	(106)	44	10	—	(52)
Other income (loss) impact	(5)	—	—	(2)	(7)
Income tax benefit impact	66	(16)	(4)	1	47
Noncontrolling interest impact	(15)	—	—	—	(15)
After tax and noncontrolling interest impact	(127)	28	6	(1)	(94)
Diluted loss per share impact	$(1.09)	$0.24	$0.05	$(0.01)	$(0.81)

	39 Weeks Ended October 30, 2010
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Gain on Sales of Real Estate	Canadian Dividend Tax Impact	As Adjusted
Cost of sales, buying and occupancy impact	$21,972	$—	$(5)	$—	$—	$—	$21,967
Selling and administrative impact	7,791	(88)	(8)	—	—	—	7,695
Gain on sales of assets impact	(53)	—	—	—	35	—	(18)
Operating loss impact	(189)	88	13	—	(35)	—	(123)
Other income (loss) impact	(9)	—	—	1	—	—	(8)
Income tax benefit impact	151	(33)	(4)	—	14	9	137
Noncontrolling interest impact	(9)	—	—	—	—	—	(9)
After tax and noncontrolling interest impact	(241)	55	9	1	(21)	9	(188)
Diluted loss per share impact	$(2.15)	$0.49	$0.09	$0.01	$(0.19)	$0.09	$(1.66)

	39 Weeks Ended October 31, 2009
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Gain on Sales of Real Estate	As Adjusted
Cost of sales, buying and occupancy impact	$22,357	$—	$(22)	$—		$22,335
Selling and administrative impact	7,867	(128)	(66)	—		7,673
Gain on sales of assets impact	(70)	—	—	—	44	(26)
Operating income impact	(36)	128	88	—	(44)	136
Other income (loss) impact	(52)	—	—	34	—	(18)
Income tax benefit impact	94	(47)	(32)	(9)	12	18
Noncontrolling interest impact	(31)	—	(2)	(9)	12	(30)
After tax and noncontrolling interest impact	(195)	81	54	16	(20)	(64)
Diluted loss per share impact	$(1.64)	$0.69	$0.46	$0.13	$(0.17)	$(0.53)